EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2013 THIRD QUARTER RESULTS

MOUNT LAUREL, NJ, October 30, 2013 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the third quarter ended September 30, 2013.

2013 Third Quarter

  Third quarter bookings were $10.4 million, compared with second quarter 2013 bookings of $11.0 million, and third quarter 2012 bookings of $8.7 million; 36% of third quarter 2013 bookings were derived from non-semiconductor test.
  Third quarter net revenues were $9.9 million, compared with second quarter 2013 net revenues of $11.2 million, and third quarter 2012 net revenues of $10.8 million; 37% of third quarter 2013 net revenues were derived from non-semiconductor test.
  Third quarter gross margin was $4.8 million, or 48%, compared with second quarter 2013 gross margin of $5.5 million, or 49%, and third quarter 2012 gross margin of $4.8 million, or 44%.
  Third quarter net income was $1.1 million, or $0.10 per diluted share, compared with second quarter 2013 net income of $1.0 million, or $0.10 per diluted share, and third quarter 2012 net income of $664,000, or $0.06 per diluted share.
  Cash and cash equivalents of $16.8 million at September 30, 2013 increased by 4% as compared with June 30, 2013.

Commenting on financial results for the third quarter, Robert E. Matthiessen, president and chief executive officer, noted, "The industry slowdown experienced in the second quarter continued into the third quarter. While this led to an unanticipated decline in overall bookings and net revenue, we maintained solid profitability for the quarter, delivering earnings per share of $0.10, which was at the high end of our guidance range. Non-semiconductor test revenue increased both in terms of absolute dollars and as a percent of revenue, increasing 44% sequentially and representing 37% of total third quarter net revenues. In addition, we have a solid balance sheet, are generating cash, and continue to carry no debt."

Fourth Quarter 2013 Financial Outlook:
Mr. Matthiessen said, "Looking forward, we are encouraged by quote activity which gives us a positive outlook for 2014. We had forecast that our orders and net revenues in the second half of 2013 would be stronger than those of the first half, with a sequential increase in revenues in the fourth quarter. While we still expect this to be the case with respect to orders and currently anticipate a positive book to bill for the fourth quarter, we now see revenue growth resuming in 2014."

We expect that net revenues for the fourth quarter ended December 31, 2013 will be in the range of $8.5 million to $9.5 million and that net earnings will range from $0.02 per diluted share to $0.06 per diluted share. Our outlook is based on our current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Mr. Matthiessen concluded, "Our long-term objective is to grow and evolve inTEST Corporation into a broad-based thermal solutions test company as we continue to execute on our differentiated product strategy. We are well positioned to meet the evolving needs of our current and future customers with a wide range of thermal test products and custom solutions. Today, inTEST has evolved into a thermal test solutions provider, offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor markets which include: automotive, consumer electronics, defense/aerospace, industrial, energy, and telecommunications. We believe the conditions for our long-term success remain firmly in place."

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss inTEST's third quarter 2013 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on October 30, 2013 is (480) 629-9856. The Passcode for the conference call is 4644873. Please reference the inTEST 2013 Q3 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2013 Q3 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2013	9/30/2012	6/30/2013	9/30/2013	9/30/2012
Net revenues	$ 9,900	$10,799	$11,218	$30,091	$35,106
Gross margin	4,756	4,762	5,465	14,326	15,552
Operating expenses:
Selling expense	1,255	1,322	1,528	3,972	4,283
Engineering and product development expense	945	1,006	925	2,866	2,910
General and administrative expense	1,469	1,445	1,523	4,548	5,101
Restructuring and other charges	-	-	-	-	359
Other income (expense)	27	23	(2)	31	36
Earnings before income tax expense	1,114	1,012	1,487	2,971	2,935
Income tax expense	24	348	484	586	980
Net earnings	1,090	664	1,003	2,385	1,955

Net earnings per share - basic	$0.11	$0.06	$0.10	$0.23	$0.19
Weighted average shares outstanding - basic	10,377	10,302	10,372	10,359	10,261

Net earnings per share - diluted	$0.10	$0.06	$0.10	$0.23	$0.19
Weighted average shares outstanding - diluted	10,421	10,360	10,394	10,394	10,348

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2013	6/30/2013	12/31/2012
Cash and cash equivalents	$16,751	$16,032	$15,576
Trade accounts receivable, net	7,398	7,233	5,501
Inventories	3,484	3,360	3,135
Total current assets	29,152	27,796	25,579
Net property and equipment	1,196	1,137	1,250
Total assets	35,498	34,178	32,399
Accounts payable	1,507	1,328	1,041
Accrued expenses	3,282	3,341	3,455
Total current liabilities	5,121	5,007	4,579
Noncurrent liabilities	-	-	-
Total stockholders' equity	30,377	29,171	27,820

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